Exhibit 10.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED
AMICUS THERAPEUTICS, INC.
2007 EQUITY INCENTIVE PLAN

WHEREAS, Amicus Therapeutics, Inc. (the “Company”), maintains the Amended and Restated Amicus Therapeutics, Inc. 2007 Equity Incentive Plan  (the “Plan”); and

WHEREAS, pursuant to Section 13 of the Plan, the Board of Directors of the Company (the “Board”) is authorized to amend the Plan from time to time; and

WHEREAS, in order to reflect a change in accounting rules, the Board desires to provide that participants in the Plan may elect to have shares withheld to satisfy tax obligations resulting from the vesting, delivery or exercise an award granted under the Plan up to the maximum individual statutory rate attributable to the income recognized upon such event (the “Amendment”).

NOW, THEREFORE, the Board hereby amends the Plan, as follows:

1.                                      The fourth Sentence of Section 9.7 of the Plan is hereby amended and restated to read in its entirety as follows:

“Participants may elect to have shares of their Common Stock withheld having a Market Value on the date the tax is to be determined that is no greater than maximum individual statutory rate, which could be imposed on the transaction, provided however, that with respect to Participants who are also subject to Section 16b-3 of the Exchange Act, such Participant may only have shares of their Common Stock withheld at a rate that does not exceed such Participant’s estimated federal state, local and foreign tax obligations attributable to the underlying transaction.”

2.                                      Except as specifically provided in and modified by this Amendment, the Plan is in all other respects hereby ratified and confirmed and references to the Plan shall be deemed to refer to the Plan as modified by this Amendment.